EXHIBIT 3.2
INCOMNET, INC.
AMENDMENT TO BYLAWS REGARDING DIRECTORS

The Board of Directors recommends that the Bylaws of the Corporation be amended in such a way that the Board of Directors consists of not less than four (4) nor more than nine (9) directors, with no fixed number of directors. At present, the Bylaws state that the Board of Directors consists of not less than five (5) nor more than nine (9) directors, and has been fixed by the Board of Directors at five (5). The proposed Amendment cannot be passed if more than 16.67% of the shareholders vote against the amendment.

The Board of Directors proposes that Section 2 of the Bylaws of Incomnet, Inc. be amended to read as follows:

Section 2. NUMBER OF DIRECTORS. The number of directors of the Corporation shall not be less than four (4) nor more than nine (9). The exact number of directors shall be unspecified until changed, within the limits specified above, by a Bylaw amending this Section 2, duly adopted by the Board of Directors or by the Shareholders. Such indefinite number of directors may be changed, or a definite number fixed with provision for a specific number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however that an amendment reducing the number or the minimum number of directors to a number less than four cannot be adopted if the voters cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than 16.66% of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated number of directors minus one.

The present Section 2 of the Bylaws of Incomnet reads as follows:

Section 2. NUMBER OF DIRECTORS. The number of directors of the corporation shall not be less than five (5) nor more than nine (9). The exact number of directors shall be five (5) until changed, within the limits specified above, by a Bylaw amending this Section 2, duly adopted by the Board of Directors or by the Shareholders. Such indefinite number of directors may be changed, or a definite number fixed with provision for a specific number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however that an amendment reducing the number or the minimum number of directors to a number less than four cannot be adopted if the voters cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than 16.66% of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated number of directors minus one.








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